Exhibit 10

PFIZER INC.
PERFORMANCE-CONTINGENT SHARE AWARD PROGRAM
(As amended January 1, 1997)

PURPOSE: The Performance-Contingent Share Award Program is designed to promote the retention of key employees, to compensate such employees based on the Company's achievement of corporate performance goals and to optimize employee motivation. The Program emphasizes long-term compensation values over short-term pay opportunities and encourages stock retention by the Company's key employees in the face of stock market fluctuations.

DEFINITIONS:

Committee -- the Executive Compensation Committee of the Board of Directors of the Company.

Company -- Pfizer Inc and its Subsidiary Companies.

Peer Group -- an industry peer index compiled by the Company that currently consists of the following companies: Abbott Laboratories, American Home Products Corp., Baxter International Inc., Bristol-Myers Squibb Company, Colgate-Palmolive Co., Johnson & Johnson, Eli Lilly and Company, Merck and Co., Inc., Schering-Plough Corp., Pharmacia & Upjohn Co. and Warner-Lambert Company.

Performance-Contingent Shares -- shares of the Company's common stock that may be awarded under this Program to eligible employees of the Company. For shares to be issued to any such employee, however, certain preestablished Company performance criteria must be met.

Program -- the Performance-Contingent Share Award Program.

ELIGIBILITY: The 200 most highly compensated employees of the Company are eligible to be granted the opportunity by the Committee to earn Performance-Contingent Shares based upon the Company's achievement of predetermined corporate performance goals over a five-year period except for the 1993 awards which provide for shorter performance periods.

PARTICIPATION:   The  Committee shall select an eligible employee for
participation under the Program by delivering to such employee, prior to the start of the applicable five-year performance period, an award letter that specifies the objective performance goal and the number of Performance-Contingent Shares solely payable upon the attainment of such goal.

AWARD OF PERFORMANCE-CONTINGENT SHARES: The total number of shares to be awarded under the Program is limited to 20 million shares. No eligible employee will be granted Performance-Contingent Shares for more than 200,000 shares of the Company's common stock in any year. In the event of any change in the number or kind of outstanding shares of Common Stock of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in the corporate structure or shares of stock of the Company, an appropriate adjustment will be made automatically, in accordance with applicable provisions of the Internal Revenue Code and Treasury Department rulings and regulations thereunder, in the number and kind of shares available for, and awarded from, this Program. Actual awards will generally be a fraction of the maximum and will be correlated with awards under the Company's Stock and Incentive Plan. The maximum number of Performance-Contingent Shares to be awarded will be determined by the Committee each year prior to the start of the corporate performance and shall be set forth in the award letter provided to each eligible employee. Except for the 1993 awards, the awards hereunder will be based upon a five-year performance period.

DETERMINATION OF CORPORATE PERFORMANCE FORMULA: Awards of Performance-Contingent Shares are determined by a preestablished, non-discretionary formula comprised of two performance criteria -- total shareholder return (including reinvestment of dividends) and earnings per share (as reported) -- measured point-to-point over the applicable performance period relative to the Peer Group. The targets under the performance formula shall be established by the Committee before the start of the performance period. The performance formula weighs each criterion equally. To the extent that the Company's performance exceeds the low end of the range of performance of the Peer Group in either or both of the performance criteria, a varying amount of shares up to the maximum will be earned, all as set forth in the award letter.

An interim phase-in period applies to the 1993 awards and is designed to account for shorter performance periods within the full five-year period. The 1993 awards will be pro-rated as follows: 1993-94 -- 40% of awards; 1993-95 -
- 60% of awards;  1993-96 -- 80% of awards; and 1993-97 -- 100% of awards, awards made in 1994 and thereafter will be paid in the year following the final year of the five-year period, provided , however, in either case, receipt of awards may be deferred by an employee pursuant to the election form attached hereto.

ADMINISTRATION OF THE PROGRAM: The Program is administered by the Committee (consisting solely of two or more outside directors, within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and disinterested directors within the meaning of Rule 16b-3(c)(2)(i) of the Securities Exchange Act of 1934, as amended). In addition to preestablishing the targets under the performance formula and the number of shares awardable to each participant, the Committee must certify in writing prior to payment of the shares that the performance goals and other material terms of payment were, in fact, satisfied.

TERMINATION OF EMPLOYMENT: If a Program participant is not employed at the end of the performance period due to death, disability or termination of employment following a Change in Control, as defined under the Pfizer Stock and Incentive Plan, a determination of shares payable, if any, to the Program participant or his or her estate will be made on the basis of the Company's performance during the full calendar years of the performance period that elapse before the employee's termination of employment. The number of Performance-Contingent Shares to be awarded shall be determined by multiplying the Performance-Contingent Shares otherwise awardable by a fraction, the numerator of which is the number of years completed during the performance period before termination of employment (whole or partial), and the denominator of which is five.

AMENDMENT OF PROGRAM: The material provisions of the Program may be amended only by the holders of a majority of the shares of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware.

APPROVAL OF PROGRAM: The material terms of the Program are subject to approval by the holders of a majority of the shares of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware.